UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 12, 2015

Heron Therapeutics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

123 Saginaw Drive, Redwood City, California		94063
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-366-2626

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2015, Heron Therapeutics, Inc. (the "Company") announced the appointment of Neil J. Clendeninn, M.D., Ph.D., as Senior Vice President and Chief Medical Officer ("CMO"), as described in the press release furnished herewith as Exhibit 99.1. Dr. Clendeninn, 66, brings over 30 years of experience in drug development and clinical practice. Since 2001, Dr. Clendeninn has been the president of CANAID, Inc. his own consultancy firm, and prior to joining Heron, he was an advisor to the Company in that capacity. Additionally, Dr. Clendeninn is currently a practicing physician and serves as Program Director for Palliative Medicine Partners: Complex Illness Coordination, a program of Kauai Hospice in Kauai, Hawaii.

Dr. Clendeninn will receive an annual salary of $400,000 and is eligible for a target bonus of 40% of his salary. In connection with his appointment as CMO, Dr. Clendeninn was granted options to purchase a total of up to 150,000 shares of the Company's common stock. Such options shall vest and become exercisable with respect to 25,000 shares on the first anniversary of his first day of employment (the "Grant Date"), followed by 75,000 shares vesting ratably each month over the subsequent three years, such that 100,000 options will be fully vested on the four year anniversary of the Grant Date. The remaining 50,000 shares shall vest and become exercisable in full upon approval of SUSTOL® (granisetron) Injection, extended release by the U.S. Food and Drug Administration. Dr. Clendeninn's options were granted under the Company’s Amended and Restated 2007 Equity Incentive Plan, and have a ten year term.

In accordance with the terms of Dr. Clendeninn's Executive Employment Agreement, dated October 12, 2015 (the "Clendeninn Agreement") if Dr. Clendeninn's employment is terminated by the Company without "Cause" (as defined), or by Dr. Clendeninn for "Good Reason" (as defined), then he shall be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares that would have vested accordingly had he continued employment with the Company for a period of twelve months after termination (which includes partial accelerated vesting of awards subject to time-vesting, but does not include awards that remain subject to performance criteria as of the date of termination). The Company also agreed to reimburse for or continue to pay for health care benefits during the 12 months after the date of termination, or such date when he is no longer eligible for such benefits under applicable law. Per the Clendeninn Agreement, in the event Dr. Clendeninn's employment was terminated by the Company without Cause, or if he resigned for Good Reason within three months before, or within eighteen months following, a Change in Control (as defined) of the Company, then, in lieu of the above benefits, Dr. Clendeninn would have been entitled to receive: (i) a lump sum payment equal to his annual base salary then in effect, less required deductions and withholdings; and (ii) the greater of his target performance bonus then in effect, less required deductions and withholdings, or his performance bonus paid in the year preceding the year in which termination occurs, less required deductions and withholdings. The Company also agreed to reimburse for or continue to pay for health care benefits during the 12 months after the date of termination, or such date when he is no longer eligible for such benefits under applicable law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No./ Description

99.1 Press Release, dated October 12, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heron Therapeutics, Inc.

October 13, 2015	By:	/s/ Esme C. Smith

Name: Esme C. Smith
Title: VP, General Counsel & Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated October 12, 2015